Addendum to Form 3 of

Frederick S. Croatti

June 19, 2006

(1)

Represents shares of Class B Common Stock and Common Stock owned indirectly by Frederick S. Croatti as trustee and beneficiary of two trusts of which Marie Croatti is also a trustee. Frederick S. Croatti disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that such reporting person is the beneficial owner of these securities for purposes of Section 16 or any other purpose.